As Filed With the Securities and Exchange Commission on July 22, 2011

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SINGLE TOUCH SYSTEMS INC.
(Exact name of Registrant as specified in its charter)

Delaware	13-4122844
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2235 Encinitas Boulevard, Suite 210
Encinitas, California  92024
(Address of Principal Executive Offices)

2008 Stock Option Plan
(Full title of the plans)

James Orsini
Chief Executive Officer
Single Touch Systems Inc.
2235 Encinitas Boulevard, Suite 210
Encinitas, California  92024
(Name and address of agent for service)

(760) 438-0100
(Telephone number, including area code, of agent for service)

Copy to:
Hayden Trubitt, Esq.
Stradling Yocca Carlson & Rauth
4365 Executive Drive, Suite 1500
San Diego, California 92121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Shares of Common Stock, $0.001 par value	275,000	$0.365(2)	$100,375	$11.65
Shares of Common Stock, $0.001 par value	5,525,000	$1.375(3)	$7,596,875	$882.00
Shares of Common Stock, $0.001 par value	3,000,000	$0.55(4)	$1,650,000	$191.57
Totals:	8,800,000	n/a	$9,347,250	$1,085.22

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Single Touch Systems, Inc. 2008 Stock Option Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act.  The Proposed Maximum Offering Price Per Share for the Plan shares which are not currently subject to outstanding Plan options to purchase shares of the Registrant’s common stock is $0.365, which is the average of the high and low prices for the Registrant’s common stock as reported on the OTC Bulletin Board on July 15, 2011.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act.  The offering price per share and the aggregate offering price for the outstanding stock options are based upon the exercise price of $1.375 for 5,525,000 outstanding plan options to purchase shares of the Registrant’s common stock.

(4)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act.  The offering price per share and the aggregate offering price for the outstanding stock options are based upon the exercise price of $0.55 for 3,000,000 outstanding plan options to purchase shares of the Registrant’s common stock.

2

EXPLANATORY NOTE

Single Touch Systems Inc. (the “Company” or the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, or the Securities Act, to register 8,800,000 shares of its common stock, par value $0.001 per share, which we refer to as the common stock, that are reserved for issuance in respect of awards granted under the Company’s 2008 Stock Option Plan, which we refer to as the Plan.  Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of the Company’s common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the outstanding shares of the Company’s common stock.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed or to be filed by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

(a)           The Company’s latest Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s latest annual report or prospectus referred to in (a) above; and

(c)           The descriptions of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the SEC on July 30, 2009, Registration Statement on Form S-8 filed with the SEC on December 8, 2009 and the Registration Statement on Form S-1 filed with the SEC on November 12, 2010, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this Registration Statement from the date of the filing of such reports and documents.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers from certain expenses in connection with legal proceedings and permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by this section.

The Registrant’s Certificate of Incorporation, as amended, provides for the indemnification of its officers and directors to the fullest extent permissible under Delaware law.

The Registrant’s Amended and Restated Bylaws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

Item 8.  Exhibits.

Exhibit No.	Description
4.1	2008 Stock Option Plan (incorporated by reference from Exhibit 10.10 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 31, 2008).
4.1.1	Certificate regarding amendment of 2008 Stock Option Plan.
4.2
Form of Notice of Stock Option Grant / Stock Option Agreement under the 2008 Stock Option Plan (incorporated by reference from Exhibit 10.7.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on November 12, 2010).

5.1	Opinion of Stradling Yocca Carlson & Rauth.
23.1	Consent of Weaver & Martin LLC, independent registered public accounting firm.
23.2	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9.  Undertakings.

1.           The undersigned Registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)           That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livingston, State of New Jersey, on this 22nd day of July, 2011.

SINGLE TOUCH SYSTEMS INC.

By:	/s/ James Orsini
James Orsini
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Orsini as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Orsini James Orsini	Director, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer	July 22, 2011

/s/ Anthony Macaluso Anthony Macaluso	Director	July 22, 2011

/s/ Richard Siber Richard Siber	Director	July 22, 2011

EXHIBIT INDEX

Exhibit No.	Description
4.1	2008 Stock Option Plan (incorporated by reference from Exhibit 10.10 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 31, 2008).
4.1.1	Certificate regarding amendment of 2008 Stock Option Plan.
4.2
Form of Notice of Stock Option Grant / Stock Option Agreement under the 2008 Stock Option Plan (incorporated by reference from Exhibit 10.7.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on November 12, 2010).

5.1	Opinion of Stradling Yocca Carlson & Rauth.
23.1	Consent of Weaver & Martin LLC, independent registered public accounting firm.
23.2	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement).